Exhibit 99.3

PRO FORMA FINANCIAL INFORMATION

On July 29, 2004, Dick’s Sporting Goods, Inc. (“Dick’s”) acquired all of the common stock of Galyan’s Trading Company, Inc. (“Galyan’s”) for $16.75 per share in cash, and Galyan’s became a wholly owned subsidiary of Dick’s.

The historical financial information for the Company was derived from the audited financial statements from the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and from the unaudited financial statements contained in the Company’s Quarterly Report on Form 10-Q for the 13 weeks ended May 1, 2004. The historical financial information for Galyan’s was derived from the audited financial statements in the Galyan’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and from the unaudited financial statements contained in Galyan’s Quarterly Report on Form 10-Q for the 13 weeks ended May 1, 2004.

The unaudited pro forma Consolidated Statements of Income contained in this report gives effect to the acquisition of Galyan’s. The unaudited pro forma Consolidated Statements of Income for the 52 weeks ended January 31, 2004 assume that the Company acquired Galyan’s at the beginning of fiscal 2003, February 2, 2003. The unaudited pro forma Consolidated Statements of Income for the 13 weeks ended May 1, 2004 assume that the Company acquired Galyan’s at the beginning of the 13 weeks ended May 1, 2004, February 1, 2004.

A pro forma consolidated balance sheet has not been included as the transaction is reflected in the consolidated balance sheet of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, as filed with the SEC on September 9, 2004.

In connection with the acquisition of Galyan’s on July 29, 2004, the Company recorded goodwill and other intangible assets in accordance with SFAS No. 141, “Business Combinations”. The $159.4 million of goodwill and other intangible assets was recorded as the excess of the purchase price of $362.1 million over the estimated fair value of the net amounts assigned to assets acquired and liabilities assumed.

The Company expects to incur certain charges and expenses related to integration of the operations of Galyan’s. The Company is currently assessing the business processes and circumstances that bear upon the operations, facilities and other assets of the business, and is developing a strategic and operating plan. The integration may include charges and expenses for the following items: duplicative costs to operate two corporate offices for a period of time after the merger becomes effective, costs associated with the proposed closing of certain Galyan’s and Company stores and Galyan’s corporate headquarters, costs related to Galyan’s associate severance, retention bonuses and relocation, or other charges identified in connection with the development and implementation of the plan. The Company is also currently in the process of obtaining an independent appraisal for certain assets, and refining its internal fair value estimates. The unaudited pro forma consolidated financial statements do not reflect such anticipated charges and expenses. In addition, the pro-forma amounts do not reflect any benefits from economies which might be achieved from combining the operations.

Dick’s cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained or implied in this Current Report on Form 8-K/A or made by Dick’s management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond Dick’s control. Accordingly, future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might” or any variations of such words or other words with similar meanings.

Numerous risk factors, including those discussed in other reports or filings filed by Dick’s with the Securities and Exchange Commission (including Dick’s Form 10-K for the year ended January 31, 2004) could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this report or otherwise made by Dick’s management. Additionally, risks associated with combining businesses and achieving expected savings and synergies and/or with assimilating acquired companies and the fact that acquisition, integration and store closing costs related to the Galyan’s acquisition are difficult to predict with a level of certainty and may be material.

Dick’s operates in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Dick’s’ business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Dick’s does not assume any obligation and does not intend to update any forward-looking statements.

The pro-forma information contained in this report is based upon available information and assumptions and does not necessarily reflect the actual results that would have occurred had the companies been combined during the periods presented, nor is it necessarily indicative of the future results of operations of the combined companies.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Historical
	52 Weeks Ended
	January 31, 2004
			Reclassifications
			and Pro Forma
	Dick’s	Galyan’s	Adjustments		Pro Forma
Net sales	$1,470,845	$690,701	$(2,481)	(A)	$2,159,065
Cost of goods sold, including occupancy and distribution costs	1,063,106	500,334	17,438	(B)	1,580,878

GROSS PROFIT	407,739	190,367	(19,919)		578,187
Selling, general and administrative expenses	314,885	180,476	(24,916)	(A) (B) (C)	470,445
Pre-opening expenses	6,528	—	4,997	(C)	11,525

INCOME FROM OPERATIONS	86,326	9,891	—		96,217
Interest expense, net	1,831	2,856	5,644	(D)	10,331
Other income	(3,536)	(162)	162	(E)	(3,536)

INCOME BEFORE INCOME TAXES	88,031	7,197	(5,806)		89,422
Provision (benefit) for income taxes	35,212	3,594	(2,322)	(F)	36,484

NET INCOME	$52,819	$3,603	$(3,484)		$52,938

EARNINGS PER COMMON SHARE:
Basic	$1.18				$1.18
Diluted	$1.05				$1.05
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44,774				44,774
Diluted	50,280				50,280

See notes to unaudited pro forma consolidated financial statements.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Historical
	13 Weeks Ended
	May 1, 2004
			Reclassifications
			and Pro Forma
	Dick’s	Galyan’s	Adjustments		Pro Forma
Net sales	$364,207	$157,661	$(699)	(A)	$521,169
Cost of goods sold, including occupancy and distribution costs	261,528	114,668	6,009	(B)	382,205

GROSS PROFIT	102,679	42,993	(6,708)		138,964
Selling, general and administrative expenses	82,167	49,434	(8,489)	(A) (B) (C)	123,112
Pre-opening expenses	2,742	—	1,781	(C)	4,523

INCOME (LOSS) FROM OPERATIONS	17,770	(6,441)	—		11,329
Interest expense, net	642	1,054	994	(D)	2,690
Other income	(1,000)	(81)	81	(E)	(1,000)

INCOME (LOSS) BEFORE INCOME TAXES	18,128	(7,414)	(1,075)		9,639
Provision (benefit) for income taxes	7,251	(2,936)	(430)	(F)	3,885

NET INCOME (LOSS)	$10,877	$(4,478)	$(645)		$5,754

EARNINGS PER COMMON SHARE:
Basic	$0.23				$0.12
Diluted	$0.21				$0.11
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	47,321				47,321
Diluted	52,392				52,392

See notes to unaudited pro forma consolidated financial statements.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(A) To reflect adjustments to Galyan’s amounts to conform them to the Company’s presentation, including adjustments to reclassify discounts on Galyan’s associate’s purchases of product as a reduction of net sales as opposed to an operating expense.

(B) To reflect adjustments to Galyan’s amounts to conform them to the Company’s presentation, including adjustments to reclassify certain payroll and benefits of buying staff from cost of goods sold to selling, general and administrative expenses, and adjustments to reclassify certain store expenses, primarily depreciation expense, from selling, general and administrative expenses to cost of goods sold.

(C) To reflect adjustments to Galyan’s amounts to conform them to the Company’s presentation, including adjustments to reclassify store preopening costs from selling, general and administrative expenses to preopening expenses.

(D) The pro forma adjustments to interest expense are as follows:

	52 Weeks Ended		13 Weeks Ended
	January 31, 2004		May 1, 2004
To reflect an increase in interest expense due to the increase in borrowings under the amended credit facility to finance the acquisition.	$5,806	(G)	$1,075	(H)
Reclassification of interest income to interest expense to conform to the Company’s presentation.	(162	) (E)	(81	) (E)

	$5,644		$994

(E) Reclassification of interest income to interest expense, net to conform to the Company’s presentation.

(F) To record the tax effect of the net pro forma adjustments and record tax expense at an estimated effective tax rate of 40% for the 52 weeks ended January 31, 2004 and 13 weeks ended May 1, 2004.

(G) To reflect an increase in interest expense due to borrowings under the amended credit facility to finance the acquisition. Interest expense was estimated using an annual average interest rate of 2.63%. This represents an estimate of the average variable interest rate that the borrowings would have incurred over the fiscal year ending January 31, 2004, if the borrowings had occurred under the terms of the amended credit facility that was entered into at the effective date of the acquisition. A change of one-eighth of one percentage point to the estimated interest rate would change our annual pro forma after-tax earnings by approximately $0.3 million or $0.01 per diluted share. A reconciliation of the calculation of the pro forma adjustment to interest expense is presented below (in thousands, except for the interest rate):

Additional borrowings under the amended credit facility (net of cash on hand)	$350,995
Estimated average variable interest rate	2.63%

Estimated annual interest expense	9,231
Annual amortization of the Company’s loan acquisition costs over the four year loan	299
Annual amortization of Galyan’s loan acquisition costs over the four year loan	(526)

Estimated total pro forma consolidated interest expense	9,004
Historical consolidated interest expense	(3,198)

Pro forma adjustment to interest expense	$5,806

(H) To reflect an increase in interest expense due to borrowings under the amended credit facility to finance the acquisition. Interest expense was estimated using an annual average interest rate of 2.35%. This represents an estimate of the average variable interest rate that the borrowings would have incurred over the 13 weeks ended May 1, 2004, if the borrowings had occurred under the terms of the amended credit facility that was entered into at the effective date of the acquisition. A change of one-eighth of one percentage point to the estimated interest rate would change our 13 weeks ended May 1, 2004 pro forma after-tax earnings by approximately $0.1 million or a de minimis impact on earnings per diluted share. A reconciliation of the calculation of the pro forma adjustment to interest expense is presented below (in thousands, except for the interest rate):

Additional borrowings under the amended credit facility (net of cash on hand)	$350,995
Estimated average variable interest rate for the quarter (based on estimated annual rate of 2.35%)	0.59%

Estimated quarterly interest expense	2,062
Quarterly amortization of the Company’s loan acquisition costs over the four year loan	75
Quarterly amortization of Galyan’s loan acquisition costs over the four year loan	(115)

Estimated total pro forma consolidated interest expense	2,022
Historical consolidated interest expense, net of interest income	(947)

Pro forma adjustment to interest expense	$1,075